AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT to the Employment Agreement dated March 6, 1998 (the "Employment Agreement") is made and entered into to be effective as of March 6, 1998 by and between BETZDEARBORN INC., a Pennsylvania corporation (hereinafter called the "Company") and _______________, an individual (hereinafter called the "Employee").

                                   WITNESSETH:

     WHEREAS, the Company and the Employee desire to amend the Employment Agreement as set forth below;

     NOW, THEREFORE, the Company and the Employee hereby mutually agree as follows:

     1. The first sentence of Section 5 of the Employment Agreement is hereby amended to read in its entirety as follows:

               The Company shall further provide the Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified and non-tax-qualified retirement and savings plans, stock option plans, paid holidays and vacations, expense reimbursement policies, moving and relocation policies, perquisites, and such other fringe benefits of employment as the Company may generally provide from time to time to actively employed senior executives of the Company who are similarly situated.

     2. Clause (D) of Section 6(a)(2) of the Employment Agreement is hereby amended to read in its entirety as follows:

               Misappropriation by the Employee of any material funds, property or rights of the Company

     3. Clause (A) of Section 7(c)(3)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

               the incentive bonus that would have been payable for the fiscal year which includes the Date of Termination under the incentive bonus program in effect as of the date of the Change of Control, assuming that the Employee had been entitled to receive an amount in respect of such bonus based solely upon the target percentage applicable to employees in the same employment grade as the Employee and the Employee's Base Salary as of the Date of Termination (or if greater, the Employee's Base Salary as of the date on which occurred an event giving rise to a termination for Good Reason), and without regard to actual performance, and


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     4. The second sentence of Section 8(e) of the Employment Agreement is hereby amended by deleting the word "either."

     5. The last sentence of Section 13 of the Employment Agreement is hereby deleted in its entirety.

     6. Except as specifically set forth in this Amendment, the Employment Agreement is ratified and confirmed without amendment.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            BETZDEARBORN INC.


                                            By:
                                                -------------------------------

                                            Title:
                                                   ----------------------------

ATTEST:


-------------------------------

Title:
       ------------------------

[CORPORATE SEAL]
                                            EMPLOYEE


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